150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20140025798-68
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/14/2014 8:00 AM
	Entity Number C13566-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Mondial Ventures, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The undersigned, Dennis R Alexander, Chief Executive Officer of Mondial Ventures, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board"), and pursuant to the provisions of the Nevada Revised Statutes ("NRS"), the Board on January 13, 2014 adopted the following resolution creating from its existing Authorized Preferred shares, two million shares (2,000,000) of preferred stock designated as Series C Preferred Stock with Supervoting attributes.

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation and the NRS, a series of preferred stock, $0.001 par value per share, of the Corporation be and it hereby is created, (continued on Exhibit A attached hereto)

3. Effective date of filing: (optional) January 14, 2014 12AM

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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EXHIBIT A - SERIES C PREFERRED STOCK.

Supervoting Attributes

Designations, Rights, Privileges, Powers and Preferences

(i) DESIGNATION AND AMOUNT.

The shares of Series C Preferred Stock series shall have a par value of one tenth of one cent ($0.001) per share and shall be designated as "Series C Preferred Stock." The number of shares constituting Series C Preferred Stock shall be two million (2,000,000) shares. The Company may issue fractional shares of Series C Preferred Stock. Each whole share of Series C Preferred Stock shall have a stated value of one ($1.00) dollar.

(ii) VOTING RIGHTS.

Each share of Series C Preferred Stock shall have thirty one thousand five hundred (31,500) votes on the election of directors of the Company and for all other purposes.

(iii) TRANSFER RIGHTS.

Each share of Series C preferred stock shall be strictly limited and not to be available for transfer or re sale unless authorized by a majority of a quorum of the Board of Directors in accordance with the Company's Bylaws.

(iv) CONVERSION TO COMMON SHARES.

None available.

(v) ISSUANCE. Series C Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more sub-classes or sub-series. The Company's Board of Directors, is authorized to:

(a) adopt resolutions authorizing the establishment and designation of any sub-class or sub-series of Series C Preferred Stock and the issuance of shares of Series C Preferred Stock pursuant thereto;

(b) issue shares of Series C Preferred Stock;

(c) fix the number of shares in each sub-class or sub-series of Series C Preferred Stock;

(d) change the number of shares constituting any sub-class or sub-series of Series C Preferred Stock; and

(e) provide for or change the following with respect to any sub-class or sub-series of Series C Preferred Stock: (1) designations; (2) preferences; and (3) relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: (A) dividend rights (including whether dividends are cumulative); (B) dividend rates; (C) terms of redemption (including sinking fund provisions); (D) redemption prices; and (E) liquidation preferences.